Exhibit 3.83

RESTATED CERTIFICATE OF INCORPORATION

OF

NT CORPORATION

FIRST: The name of the corporation is NT Corporation.

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of Common Stock that the corporation shall have authority to issue is one thousand (1,000) shares with a par value of one cent (U.S.$0.01) per share, amounting in the aggregate to ten dollars (U.S.$10.00).

FIFTH: The name and mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Jane C. Serena	Latham & Watkins
1001 Pennsylvania Avenue, N.W.
Suite 1300
Washington, D.C. 20004

SIXTH: The corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the By-laws of the corporation.

EIGHTH: Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept, subject to any statutory provision, outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed, by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The stockholders of the corporation shall not be personally liable for the payment of the corporation’s debts except as they may be liable by reason of their own conduct or acts.

ELEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of NT CORPORATION, a Delaware Corporation, on this 28th day of December, A.D. 2010, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 28th day of December, A.D., 2010.

By:	/s/ Allison Fisher
Authorized Officer

Name:	Allison Fisher
Print or Type

Title:	Authorized Officer